SECOND AMENDMENT TO
                  STOCKHOLDER PROTECTION RIGHTS AGREEMENT

     This  Second Amendment to the Stockholder Protection Rights Agreement,

dated as of  September  26,  1994,  between  Avondale  Industries,  Inc., a

Louisiana   corporation   (the   "Company"),  and  ChaseMellon  Shareholder

Services,  LLC  (successor  to  Boatmen's   Trust   Company,   a   Missouri

corporation), as Rights Agent (the "Rights Agent") as amended by the  First

Amendment  thereto  (the  "First  Amendment")  dated  January  19, 1999 (as amended,  the  "Rights  Agreement"),  is dated and effective as of June  3,

1999.

                       W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent have heretofore entered into the Rights Agreement, and pursuant to Section  5.4 of the Rights Agreement,

the  Company  and  the  Rights  Agent  may amend or supplement  the  Rights

Agreement in any respect without the approval  of  any  holders  of  Rights prior  to  the  close  of  business  on the Flip-in Date (as defined in the

Rights Agreement); and whereas a Flip-in Date has not occurred;

     WHEREAS, all acts and things necessary  to make this Amendment a valid agreement  according to its terms have been done  and  performed,  and  the execution and  delivery  of  this  Amendment  by the Company and the Rights

Agent have been in all respects authorized by the  Company  and  the Rights

Agent.

     NOW  THEREFORE,  in  consideration  of  the  premises  and  the mutual agreements  set  forth  in  the  Rights  Agreement  and this Amendment, the parties hereby agree as follows:

     1.   The   Rights  Agreement  is  hereby  amended  by  replacing   all

references to "Newport News Shipbuilding, Inc." and "Newport News" included in the definition  of  "Acquiring  Person"  in  Section  1.1  with  "Litton

Industries, Inc." and "Litton," respectively, so that the last sentence  of the definition of "Acquiring Person" in Section 1.1 shall hereafter read:

          Notwithstanding  anything  herein  to the contrary, the

          term  "Acquiring  Person"  shall  not  include   Litton

          Industries,   Inc.,  a  Delaware  corporation,  or  its

          Subsidiaries, Affiliates  or  Associates  (hereinafter,

          collectively,  "Litton")  as a result of the  approval,

          execution, delivery, performance,  exercise  of  rights

          pursuant   to,   amendment   or   consummation  of  any

          transaction contemplated by (i) the  Agreement and Plan

          of Merger dated as of the date of this Amendment by and

          among the Company and Litton, as it may be amended from

          time to time (the "Acquisition Agreement")  or (ii) the

          Company Stock Option Agreement dated as of the  date of

          this Amendment by and among the Company and Litton,  as

          it  may  be  amended  from  time  to  time (the "Option

          Agreement").

     2.   The Rights Agreement is hereby further  amended  by replacing all references  to  "Newport  News"  included  in  the definition of the  terms

"Beneficial  Owner,"  "Beneficial  Ownership," and  "Beneficially  Own"  in

Section 1.1 with "Litton," so that the  last  sentence of the definition of the terms "Beneficial Owner," "Beneficial Ownership" and "Beneficially Own"

in Section 1.1 shall hereafter read:

          Notwithstanding   anything   in   this  definition   of

          Beneficial    Owner,    Beneficial    Ownership,    and

          Beneficially Own to the contrary, Litton  shall  not be

          deemed  to  be  the  Beneficial  Owner  of, nor to have

          Beneficial Ownership of, nor to Beneficially  Own,  any

          of  the  Common  Stock  of the Company by reason of the

          approval, execution, delivery, performance, exercise of

          rights pursuant to, amendment  or  consummation  of any

          transaction   contemplated   by   (i)  the  Acquisition

          Agreement or (ii) the Option Agreement.

     3.   The parties acknowledge that pursuant to the First Amendment, the

Rights Agreement has been amended to add the following clause to the end of the definition of "Expiration Time" in Section 1.1:

          and  (v)  immediately prior to the Effective  Time,  as

          defined in the  Acquisition Agreement.

     4.   The parties  further  acknowledge  that,  pursuant  to  the First

Amendment,  the  Rights  Agreement  has  been  amended to add the following sentence to the end of Section 4.3(c) thereof:

          "Anything to the contrary notwithstanding,  in no event shall the

          Rights   Agent   be  liable  for  special,  punitive,   indirect,

          consequential or incidental loss or damage of any kind whatsoever

          (including but not  limited  to lost profits), even if the Rights

          Agent has been advised of the likelihood of such loss or damage."

     5.   The Rights Agreement is hereby  further  amended  by deleting all references to the "Newport News Transaction" and "Newport News"  in Section

5.19  and  by  replacing such references with the "Litton Transaction"  and

"Litton," respectively,  so  that  section 5.19 shall hereafter read in its entirety:

               Section      5.19.        LITTON      TRANSACTION.

          Notwithstanding  anything  in  this  Agreement  to  the

          contrary,    the    approval,   execution,    delivery,

          performance, exercise  of rights pursuant to, amendment

          or consummation of any transaction  contemplated by the

          Acquisition Agreement or the Option Agreement shall not

          cause (i) Litton to become an Acquiring  Person, (ii) a

          Stock  Acquisition Date to occur, (iii) a Flip-in  Date

          to occur,  (iv)  a  Flip-over  Transaction  or Event to

          occur, or (v) the Separation Time to occur.

     6.   This Amendment to the Rights Agreement shall  be  governed by and construed in accordance with the internal laws of the State of Louisiana.

     7.   This  Amendment  to the Rights Agreement may be executed  in  any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all  such counterparts shall together constitute but one and the same instrument.

     8.   Except as expressly set  forth  herein,  this  Amendment  to  the

Rights Agreement shall not by implication or otherwise alter, modify, amend or  in  any way affect any of the terms, conditions, obligations, covenants or agreements  contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

























     IN WITNESS  WHEREOF,  the parties hereto have caused this Amendment to the Rights Agreement to be duly  executed  on  and  as  of the day and year first above written.


Attest:                       AVONDALE INDUSTRIES, INC.



By:  /S/ E.K. SIMON, JR.      By:  /S/ THOMAS M. KITCHEN
     Name: E.K. Simon, Jr.            Name:     Thomas M. Kitchen
     Title: V.P. Finance              Title: Chief Financial Officer


Attest:                        CHASEMELLON SHAREHOLDER SERVICES, LLC



By:  /S/ JANE A. MARTEN       By:  /S/ H. EUGENE BRADFORD
     Name: Jane A. Marten             Name: H. Eugene Bradford
     Title: Assistant Vice            Title: Vice President
            President